Exhibit 19.1
C3.ai, Inc. Insider Trading Policy
Approved by the Board of Directors

November 12, 2020
Policy Principles

1.Personnel of C3.ai, Inc. and its subsidiaries (together, “C3”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in C3 securities.
2.C3 personnel who are aware of material nonpublic information relating to C3 may not engage in transactions in C3’s securities except as permitted by this policy and applicable law.
3.C3 personnel may not disclose material nonpublic information outside of C3 unless the disclosure is made in accordance with a specific C3 policy that authorizes such disclosure.
4.C3 personnel may not disclose material nonpublic information to persons within C3 whose jobs do not require them to have that information.
5.C3 personnel may not recommend the purchase or sale of any C3’s securities.
6.Changes to this policy require approval by C3’s Board of Directors or a duly appointed committee of the Board of Directors.
Policy Q&A

Policy Scope and Purpose
Q:    Why have an insider trading policy?
A:    During the course of your relationship with C3, you may receive material information that is not yet publicly available (“material nonpublic information”) about C3 or other publicly traded companies with which C3 has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell, or otherwise transact in C3’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in C3 securities by persons subject to this policy.
Q:    Who is subject to this policy?
A:    This policy applies to you and all other employees, directors, and designated consultants of C3 and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by C3, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). The foregoing persons who are deemed subject to this policy are

Exhibit 19.1

referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
In addition, if you are an officer or director of the Company, or an employee or designated consultant of the Company described on Appendix A (“Specified Personnel”), you and your Related Persons are subject to the quarterly trading blackout periods described below.
Q:    Whose responsibility is it to comply with this policy?
A:    Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about C3 and to not engage in transactions in C3’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of C3 or any employee or director of C3 pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by C3 for any conduct prohibited by this policy or applicable securities laws.
Q:    What transactions are subject to this policy?
A:    This policy applies to all transactions in securities issued by C3, as well as derivative securities that are not issued by C3, such as exchange-traded put or call options or swaps relating to C3’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of C3’s common stock in the public market but also any other purchases, sales, transfers, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Insider Trading and Material Nonpublic Information Q:    What is insider trading?
A:    Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about C3 or another publicly traded company that C3 has business relationships with and you trade in C3’s or such other company’s securities, you have broken the law.
Q:    Why is insider trading illegal?
A:    If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

Exhibit 19.1
Q:     What is material information?
A:     It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
Q:    What are examples of material information?
A:    There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•financial results or forecasts;

•acquisitions, dispositions or other strategic transactions;

•events regarding our securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in our dividend policies or amounts);

•major contracts or contract cancellations;

•gain or loss of a significant customer;

•pricing changes;

•new product releases;

•significant product problems or security incidents; and

•top management or control changes;

•financial restatements or significant writeoffs;
•employee layoffs;

•a disruption in C3’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;

•proxy fights;

•actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;

Exhibit 19.1
•impending bankruptcy;

•communications with government agencies; and

•notice of issuance of patents.

Q:    When is information considered public?
A:    The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, C3 may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with C3’s Corporate Disclosure Policy.
Q:    Who can be guilty of insider trading?
A:    Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at C3. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
Q:    What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:    The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to C3 at the time of the transaction.

Q:    Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or     planning a transaction before I had material nonpublic information?
A:    No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve C3’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Exhibit 19.1
Q:    What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?
A:    That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside C3, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with C3’s policies regarding the protection or authorized external disclosure of information regarding C3). This includes anonymous discussions on the internet about C3 or companies with which C3 does business.
You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director, or designated consultant of C3 (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold, or sell C3’s securities at any time or (b) disclose material nonpublic information to persons within C3 whose jobs do not require them to have that material nonpublic information, or outside of C3 to other persons (unless the disclosure is made in accordance with C3’s policies regarding the protection or authorized external disclosure of information regarding C3).
Q:    What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?
A:    That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell C3’s common stock or any derivative security related to C3’s common stock, since that could be a form of tipping.
Q:    Does this policy or the insider trading laws apply to me if I work outside the U.S.?
A:    Yes. The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection, the “SEC”), and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a C3 director, employee, or consultant, our policies apply to you no matter where you work.
Q:    Am I restricted from trading securities of any companies other than C3, for example a customer or competitor of C3?
A:    Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at C3, you sometimes obtain sensitive, material information about other companies and their business dealings with C3.

Q:    So when can I buy or sell my C3 securities?

Exhibit 19.1
A:    If you are aware of material nonpublic information, you may not buy or sell our common stock until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period that applies to you. Our insider trading policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.
Blackout Periods
Q:    What is a quarterly trading blackout period?
A:    To minimize the appearance of insider trading among our officers, directors, Specified Personnel, and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in C3 securities. That means that, except as described in this policy, all officers, directors, Specified Personnel, and their Related Persons will be able to trade in C3 securities only during limited open trading window periods that generally will begin after two full trading days have has elapsed since the public dissemination of C3’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in C3 securities if you are otherwise in possession of material nonpublic information.
Q:    What are C3’s quarterly trading blackout periods?
A:    Each “quarterly trading blackout period” will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter (i.e., January 15, April 15, July 15 and October 15) and end after two full trading days have elapsed since the public dissemination of C3’s financial results for that quarter (e.g., time of the earnings call).
Q:    Can C3’s quarterly trading blackout periods change?
A.    The quarterly trading blackout period may commence early or may be extended if, in the judgment of the General Counsel, there exists undisclosed information that would make trades by C3 officers, directors, Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
Q:    Does C3 have blackout periods other than quarterly trading blackout periods?
A:    Yes. From time to time, an event may occur that is material to C3 and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade in C3’s securities. In that situation, C3 will notify the designated individuals that neither they nor their Related Persons may trade in the C3’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Exhibit 19.1
Q:    If I am subject to a blackout period and I have an open order to buy or sell C3 securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A:    No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 Trading Plan, you will have violated our insider trading policy and may also have violated insider trading laws.
Q:    Am I subject to trading blackout periods if I am no longer an employee, director or consultant of C3?
A:    It depends. If your employment with C3 ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with C3 ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave C3, you should not trade in C3 securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.
Q:    Are there any exceptions to this policy?
A:    There are no exceptions to this policy, except as specifically noted below.
Q:    Can I exercise options granted to me by C3, or participate in a C3 employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?
A:    Yes. You may purchase shares by exercising your options or participating in a C3 employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information
Q:    What tax withholding transactions are not restricted by this policy?
A:    This policy does not apply to the surrender of shares directly to C3 to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units issued by C3. Of course, any market sale of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
Q:    Are mutual fund shares holding C3 common stock subject to the trading blackout periods?
A:    No. You may trade in mutual funds holding C3 stock at any time.
Q:    What are the rules that apply to 10b5-1 Automatic Trading Programs?
A:     Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell C3 securities

Exhibit 19.1
based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of C3 securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of C3 at a time when they were unaware of any material nonpublic information relating C3 and when you were not otherwise subject to a trading blackout period. Moreover, all Trading Plans to be adopted by directors, officers, Specified Personnel and their Related Persons must be reviewed and approved by C3 in accordance with C3’s Section 16 Compliance Program before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. See “Pre-Clearance of Transactions in C3 Stock” below.
Q:    Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A:    Because of the potential for the appearance of impropriety, as a general matter gifts should only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period. For example, charities that receive gifted stock typically immediately sell the stock into the public market, potentially subjecting you to “tipper” liability if you were in possession of material nonpublic information at the time of the gift. You may only make bona fide gifts of our stock when you are aware of material nonpublic information or during a trading blackout period applicable to you only the gift has been pre-cleared by C3’s General Counsel or their designee. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre- clearance. C3 may choose to shorten this period.
Q:    Are purchases of C3 stock in a 401(k) plan allowed by this policy?
A:    This policy does not apply to purchases of C3’s securities in C3’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the C3 stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the C3 stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your C3 stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the C3 stock fund.
Margin Accounts, Pledging Shares, Hedging and Other Speculation in C3 Stock Q:    Can I purchase C3 securities on margin or hold them in a margin account?
A:    No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase our common stock on margin or hold it in a margin account at any time.

Exhibit 19.1

Q:    Can I pledge my C3 shares as collateral for a loan?
A:    No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.
Q:    What is problematic about margin accounts and pledged securities?
A:    Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in C3’s securities, C3 employee, director, and designated consultants are prohibited from holding Company Securities in a margin account or otherwise pledging C3’s securities as collateral for a loan.
Q:    Can I hedge my ownership position in C3?
A:     No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own C3’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as C3’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.
Q:    Why are hedging transactions prohibited?
A:     Such transactions may permit a person subject to this policy to continue to own C3’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as C3’s other stockholders. Therefore, all persons subject to this policy are prohibited from engaging in any such transactions.
Q:    Am I allowed to trade derivative securities of C3’s common stock?
A:     No. You may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of our common stock at any time.
Q:    What are derivative securities?
A:     “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

Exhibit 19.1
Q:    What is short selling?
A:     “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q:    Why does C3 prohibit trading in derivative securities and short selling?
A:    Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.
Q:    What if I purchased publicly traded options or other derivative securities before I became subject to this policy?
A:    The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.
Q:    What are the concerns about standing and limit orders?
A:    Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a C3 employee, director, or designated consultant is in possession of material nonpublic information. C3 therefore discourages placing standing or limit orders on C3’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
Pre-Clearance of Transactions in C3 Stock
Q:    Who is required to pre-clear and provide advance notice of transactions?
A:    In addition to the requirements above, officers, directors, and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in C3’s securities without first obtaining pre-clearance of the transaction from C3’s General Counsel or their designee at least two business days in advance of the proposed transaction. He or she will then determine whether the transaction may proceed and, if so, will direct the Section 16 Compliance Coordinator (as identified in C3’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two business days will require new pre-clearance. C3 may choose to shorten this period.

Exhibit 19.1

Q:    Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?
A:    Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Section 16 Compliance Coordinator. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Section 16 Compliance Coordinator so that C3 may assist in any Section 16 reporting obligations.
Q:    What additional requirements apply to individuals subject to Section 16?
A:    Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in C3’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Other Information
Q:    What happens if I violate our insider trading policy?
A:    Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with C3.
Q:    What are the sanctions if I trade on material nonpublic information or tip off someone else?
A:    In addition to disciplinary action by C3—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
Q:    What is “loss avoided”?
A:    If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
Q:    Who should I contact if I have questions about our insider trading policy or specific trades?
A:    You should contact our General Counsel.
Q:    Do changes to this policy require approval by C3’s Board of Directors?
A:    Yes. Changes to this policy require approval by C3’s Board of Directors or a duly appointed committee of the Board of Directors.

Exhibit 19.1
Appendix A
Specified Personnel
(Non-Officer Employees and Designated Consultants Subject to Quarterly Trading Blackout Periods)

All C3 employees

Designated consultants